Exhibit 10.53

CONFIDENTIAL

January 22, 2007

Richard Gabriel, CEO and

Hector Gomez, M.D., Ph. D., Chairman

DNAP Genomics, Inc.

1621 W. University Parkway

Sarasota, FL  34243

Gentlemen:

This letter agreement (the “Agreement”) shall confirm the engagement of Athena Capital Partners, Inc. (“Athena”) by DNAPrint Genomics, Inc. and any of its subsidiaries and affiliates (hereinafter referred to collectively as the “Company”) as the Company’s exclusive investment banking agent to:

1.

Arrange and negotiate a private placement of securities, issued by the Company and/or any of its subsidiaries or affiliates (“Private Placement”), in the form of common stock, convertible preferred stock, convertible debt, debt with warrants, or any other equity-linked securities (the “Equity Securities”);

2.

To provide merger & acquisition assistance (“M&A Transaction”) as requested;

3.

Arrange and negotiate senior and/or junior debt (“Debt Financing”) and

4.

Advise and provide services to the Company on an as-requested basis. The type of additional services Athena will include, but not be limited to: (1) to identify, conduct due diligence, research and/or negotiate on behalf of the Company with investor relations firms, market makers, stock exchanges. Advise and assist the Company with respect to other financial transactions as requested. Provide other investment banking and financial advisory services to the Company as deemed appropriate (“Additional Services”).

The services enumerated in 1, 2, 3 and 4 will hereinafter collectively be referred to as “Investment Banking Services”.

The foregoing services are subject to the following terms and conditions:

1.

Exclusive Authorization.  Subject to the terms and conditions of this Agreement, the Company hereby appoints Athena to act on a best efforts basis as its exclusive agent during the Authorization Period (as hereinafter defined) for the investment banking services enumerated in 1, 2, 3 and 4 above (“Investment Banking Services”) in amounts and on terms and conditions satisfactory to the Company. Athena hereby accepts this agency and agrees on the terms of this Agreement to use its best efforts during the Authorization Period in providing Investment Banking Services. The Company understands that Athena shall not have any obligation hereunder to purchase any of the Equity Securities or to provide Debt Financing of any kind to the Company.  In addition, the Company agrees that it will not hold Athena liable or responsible in the event that any transaction related to the provision of Investment Banking Services (“Transaction(s)”) is/are not consummated for any reason whatsoever, including, but not limited to, an adverse change in the financial or security markets, insufficient demand from potential purchasers of the Equity Securities (the “Investors”) for the Equity Securities or instruments similar to the Equity Securities, or a lack of interest by providers of Debt Financing (the “Lenders”) in a Transaction. During the Authorization Period, the Company shall be prohibited, except as provide in “Exhibit A - Carve Outs” from:

(i)

Directly or indirectly offering any of the Equity Securities (or instruments substantially similar to the Equity Securities) for sale to, or soliciting any offer to purchase any of the Equity Securities (or instruments substantially similar to the Equity Securities) from, or otherwise contacting, approaching or negotiating with respect thereto with, any person,

(ii)

Arrange for Debt Financing related to a Transaction,

(iii)

Enter into an agreement with another investment bank, consultant or other service provider to represent the Company in any merger or acquisition where the Company is either on the buy-side or the sell-side,

(iv)

Authorizing anyone other than Athena to act on its behalf with respect to Investment Banking Services as defined above.

The Company shall promptly refer to Athena all offers, inquiries and proposals relating to all Investment Banking Services at any time during the Authorization Period.

2.

Authorization Period.  Athena’s engagement hereunder is effective as of February 1, 2006 and, unless earlier terminated or extended in writing by the Company and/or Athena, shall expire on January 31, 2008 (the “Termination Date”).  The period from the date of this letter through the Termination Date is referred to below as the

“Authorization Period”.  If a closing of a Transaction occurs prior to the Termination Date, the Authorization Period shall remain in effect for the Company and the Investment Banking Services as defined above.

3.

Offering Materials.  In connection with its engagement hereunder related to any Transaction, the Company shall prepare a set of confidential offering materials, and any amendments or supplements thereto (together, the “Offering Materials”) as the Company might reasonably deem to be necessary or appropriate for the provision of the Investment Banking Services. Athena shall cooperate and assist the Company in the preparation of the Offering Materials, which shall include: a business plan, comparable analysis, valuation analysis, and other appropriate materials.  Prior to any distribution of the Offering Materials, the Offering Materials shall be subject to Athena’s and the Company’s review and approval.

4.

Fees and Disbursements.

(a)

As compensation for Athena’s services hereunder, the Company shall pay fees to Athena as follows:

(i)

upon execution of this agreement Athena shall invoice the Company for a monthly consulting fee of $15,000 per month for the twelve month period beginning on September 1, 2006 and ending on August 31, 2007. Beginning on September 1, 2007 through January 31, 2008 the monthly consulting fee shall be $5,000 per month. Athena has no immediate expectation of payment of the monthly fees. The timing of payment of these fees will be discussed and mutually agreed to by the CEO of Athena and the CEO of the Company.

(ii)

upon the closing of a Transaction (i.e. a Private Placement, Debt Financing or M&A Transaction), a transaction fee (the “Transaction Fee”) payable in cash to Athena, except as provided in Exhibit A – Carve Outs, in an amount as follows:

a.

Private Placement of Equity Securities – a cash fee based on the amount of the Aggregate Consideration (as defined below) paid for the Equity Securities by Investors as outlined below:

(i) 10% of the first $5,000,000,

(ii) 8% of amounts from $5,000,001 to $10,000,000,

(iii) 7% of amounts from $10,000,001 to $15,000,000,

(iv) 6% of amounts from $15,000,001  to $20,000,000,

(v) 5% of all amounts in excess of $20,000,000.

b.

Debt Financing – a cash fee of the total amount of the Debt Financing as follows:

(i) 5% of the first $2,000,000,

(ii) 3% of amounts from $2,000,001 to $5,000,000,

(iii) 2.5% of amounts from $5,000,001 to $20,000,000,

(iv) 2% of amounts in excess of $20,000,000.

c.

M&A Transactions – a cash fee of the total value of the transaction including contingent payments as follows:

(i) 5% of the first $10,000,000

(ii) 4% of transaction value  between $10,000,001 and $20,000,000,

(iii) 3% of transaction value between $20,000,001 and $50,000,000,

(iv) 2% of transaction value between $50,000,001 and above.

(iii.)

Fees for any other financial advisory services will be negotiated in good faith as the need arises.

(b)

In addition to the fees payable to Athena hereunder and regardless of whether the sale of any of the Equity Securities or M&A Transaction is consummated or Debt Financing is placed, the Company shall reimburse Athena, upon request made from time to time, for all of Athena’s out-of-pocket expenses incurred in connection with this engagement, including the fees, disbursements and other charges of Athena’s legal counsel. The Company acknowledges that Athena has a monthly administrative charge (the administrative charge includes small dollar charges for items such as long distance telephone calls, regular mail postage, photocopies, etc. It does not include charges such as FedEx charges or charges for conference calls hosted by a third party vendor) of $400 (beginning September 1, 2006), in addition to specific direct reimbursable charges. All individual expenses in excess of $500.00 will be pre-approved by the Company.

(c)

The Company shall pay to Athena all fees to Athena as described in paragraph 4(a) of this Agreement in the event that at any time prior to the expiration of 12 months after the Termination Date a Transaction is consummated whereby (i) any of the Equity Securities (or instruments substantially similar to the  Equity Securities) or substantially all the assets of the Company are sold to any Investor identified and/or contacted during the Authorization Period; (ii) any Debt Financing with any Lender identified and/or contacted during the Authorization Period or (iii) any M&A Transaction is consummated with a target identified and/or contacted (“M&A Target”) during the Authorization Period.

(d)

If a Transaction has been consummated and one or more subsequent Transactions contemplated in this engagement letter (each, a “Subsequent Transaction”) are consummated by the Company (or any affiliate or subsidiary thereof) within 12 months from the closing date of the initial Transaction with any Investor, Lender or M&A Target identified and/or contacted during the Authorization Period, Athena shall be entitled to receive fees in amounts and terms consistent with those outlined in paragraph 4(a) above (“Subsequent Fee”) .

(e)

The definition of “Aggregate Consideration” for purposes of calculating Athena’s fee shall be deemed to include the aggregate fair market value of all cash and other consideration paid for the Equity Securities (or instruments substantially similar to the Equity Securities) by the Investors, as well as any amounts paid in escrow and amounts payable in the future.  The fair market value of any non-cash consideration will be the value determined by the Company and Athena at or prior to the date of the applicable Transaction.  The portion of Athena’s fee relating to any future payments shall be calculated and paid when and as the future payments are made.

(f)

Upon the closing of a Transaction or a Subsequent Transaction, all proceeds from the closing (and subsequent payments resulting from the Transaction or Subsequent Transaction) shall be placed in an escrow account with The Palm Bank, Tampa, Florida for retention and distribution in accordance with an Escrow Agreement substantially in the form attached to this Agreement as “Exhibit B – Escrow Agreement.

(g)

As described above, the Transaction Fee and the Subsequent Fee are payable to Athena by the Company upon the closing of a Transaction and a Subsequent Transaction, respectively, and the reimbursement of Athena’s out-of-pocket expenses is payable by the Company from time to time upon the request of Athena.  The Company will pay Athena, at a rate equal to twelve percent (12%) per year, a monthly late payment charge (the “Late Payment Charge”) on the unpaid balance of any fees or expenses not timely paid in full.  With respect to any unpaid portion of the Transaction Fee, the Late Payment Charge will be computed from the date of the closing of the Transaction or the Subsequent Transaction, as applicable, until payment in full. With respect to the unpaid portion of any of Athena’s out-of-pocket expenses, the Late Payment charge will be computed from thirty (30) days after the issuance of Athena’s invoice until payment in full of the out-of-pocket expenses.

5.

Representations and Covenants.  The Company represents and covenants as follows:

(a)

The Company shall make available to Athena and/or shall agree to have professionally prepared at the Company’s expense, all financial statements, projections, appraisals, surveys, title abstracts, performance summaries and other information which in Athena’s judgment shall be necessary or appropriate for the proper marketing of the Investment Banking Services and the completion of the financing contemplated hereby.

(b)

During the Authorization Period, the Company shall not use, distribute or refer to any Offering Materials (as hereinafter defined) without Athena’s prior consent, except for internal use among the Company’s personnel and representatives.

(c)

All Offering Materials to be given to any potential Investor, Lender or M&A Target in connection with the offering of the aforementioned Investment Banking Services shall be approved by both the Company and Athena.  The Company represents, warrants and agrees that the Offering Materials as of the date thereof were, and will be as of the closing date of each Transaction(s) (a “Closing Date”), true, complete and correct in all material respects and do not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.  The Company shall advise Athena immediately of the occurrence of any event or other change which results in the Offering Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.  The Company recognizes and confirms that Athena (i) will be using and relying primarily on the information in the Offering Materials and information available from generally recognized public sources in performing the services contemplated hereunder without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of that information or of the Offering Materials and (iii) will not make any appraisal of any assets of the Company.  The Company will cause to be furnished to Athena, at each closing of each Transaction(s), copies of “comfort” letters to be furnished to the parties to such Transaction(s) on each Closing Date, any opinions provided to any party in connection with the Transaction(s) and any opinions as counsel to Athena may reasonably request and the Company agrees are reasonable, dated the date of the closing, in form and substance satisfactory to Athena.

(d)

The Company shall give Athena within ten days or will cause to be given Athena within ten days during the term of this Agreement and subsequent to the term of this Agreement for as long as Athena owns any securities of the Company (i) copies of the Company’s annual and quarterly reports and other financial reports at the earliest time that the reports are made available to others; (ii) notice of any material development affecting the Company; (iii) copies of all filings made by the Company with the Securities and Exchange Commission; (iv) notice of any change in senior management and directors of the Company; (v) notice of issuance of any securities by the Company; (vi) notice of changes to any rights of security holders; (vii) notice of a change in the Company’s auditor or accounting firm; (viii) information regarding potentially material litigation or any investigation of the Company; (ix) notice of any acquisition or sale of assets outside of the ordinary course of business; (x) notice of loan activity by the Company outside of the ordinary course of business; (xi) notice of any insolvency event for the Company or any bankruptcy filing involving the Company; (xii) any other information concerning the business and financial condition of the Company as Athena may from time to time reasonably request; and (xiii) during the term of this Agreement, access to the Company’s officers, directors, accountants, counsel and other advisors.  Athena will obtain approval from the Company’s CEO and/or Chairman prior to contacting any of the aforementioned advisors. In addition, the Company will, so long as any of the Securities remain outstanding, furnish directly to Athena a copy of each communication which is sent to the holders of the Securities as promptly as practicable after the same is sent to them.

(e)

If any Equity Securities are to be offered or sold outside of the United States, prior to the distribution of any Offering Materials, the Company shall cause its counsel to (i) prepare and deliver to Athena an International Securities Law Memorandum addressing securities laws and certain other issues requested by Athena, and (ii) prepare and file all applicable filings or registrations in the jurisdictions outside of the United States identified by Athena, if any are required.  The International Securities Law Memorandum shall contain, among other things, the jurisdictions in which the Equity Securities have been qualified for offer and sale or in which Equity Securities may be offered and sold without prior governmental qualifications, as the case may be.

(f)

Upon each closing of a Transaction and/or a Subsequent Transaction, the Company shall cause its counsel to prepare and file a Form D with the Securities and Exchange Commission pursuant to Regulation D under the Securities Act together with all applicable state securities or “blue sky” filings or registrations.

(g)

As a further inducement to Athena for accepting this engagement, the Company agrees that for a period of 12 months after the termination of this engagement, the Company shall notify Athena of any plans the Company may have to consummate any (1) acquisition with respect to which the Company will engage a financial advisor, (2) disposition for which the Company will engage a financial advisor, (3) private placement of securities (other than the Transaction governed by this Agreement), or (4) public offering of securities, and shall grant to Athena the opportunity to act as exclusive financial advisor, lead placement agent or managing underwriter in connection with any of the foregoing, as the case may be, at fees and/or discounts which are mutually acceptable to the Company and Athena; provided, however, that if Athena indicates that it is willing to act as exclusive financial advisor, lead placement agent or managing underwriter in connection with any of the foregoing, but Athena and the Company are unable to agree upon an acceptable fee and/or discount, the Company may engage any other appropriate financial institution to act as exclusive financial advisor, lead placement agent or managing underwriter in connection therewith, but only if (a) the fees payable to that other institution or the underwriting discount which would be earned by that other institution, will be less than those which Athena indicated it would accept, and (b) prior to engaging any other financial institution, the Company offers Athena the opportunity to act as exclusive financial advisor, lead placement agent or managing underwriter, as the case may be, on the same financial terms that the other financial institution had agreed to accept.  The foregoing notwithstanding, under no circumstances shall Athena be obligated to accept any offer to act as the Company’s advisor, placement agent or underwriter, and nothing contained herein shall constitute the agreement of Athena to so act.

(h)

The Company represents, warrants and agrees that, except as required by law or legal process, it will keep confidential, and will not disclose to any third party, (i) the amount of the Transaction Fee and any other fees and expenses contemplated by this Agreement, and (ii) the identities of the Investors, Lenders or M&A Targets identified or contacted by Athena.

6.

Indemnification.

(a) Athena shall be indemnified and held harmless by the Company against any losses, claims, damages or liabilities (“Claims”) to which Athena may become subject in connection with this engagement.  The Company will also reimburse Athena for all of its expenses (including all fees and expenses of legal counsel) as those expenses are incurred in connection with investigating or defending any Claims. However, the Company will not be obligated under this indemnity if it is finally determined in a final judicial or arbitration proceeding, following the exhaustion of appeals, that the Claims arose out of the gross negligence or willful misconduct of Athena. The reimbursement and indemnity obligations under this paragraph shall be in addition to any liability company might otherwise have, shall extend upon the same terms and conditions to the officers, directors, members and employees of Athena, and shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(b) The Company shall be indemnified and held harmless by Athena against any losses, claims, damages or liabilities (“Claims”) to which the Company may become subject in connection with this engagement. Athena will also reimburse the Company for all of its expenses (including all fees and expenses of legal counsel) as those expenses are incurred in connection with investigating or defending any Claims. However, Athena will not be obligated under this indemnity if it is finally determined in a final judicial or arbitration proceeding, following the exhaustion of appeals, that the Claims arose out of the gross negligence or willful misconduct of the Company. The reimbursement and indemnity obligations under this paragraph shall be in addition to any liability the Company might otherwise have, shall extend upon the same terms and conditions to the officers, directors, members and employees of the Company, and shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(c) In the event Athena is requested or authorized by the Company or is required by government regulation, subpoena, or other legal process to produce documents or personnel as witnesses with respect to Athena’s services for the Company, the Company will, so long as Athena is not a party to the proceeding in which information is sought, reimburse Athena for its professional time and expenses, as well as the fees and expenses of Athena’s counsel, incurred in responding to those requests.

(d) In no event, regardless of the legal theory advanced, shall Athena be liable or responsible to any person or entity including, but not limited to, the Company other than for its gross negligence or willful misconduct, and any liability of Athena shall be limited to the amount actually paid by the Company under this Agreement.  Neither party shall be liable to the other for consequential, incidental, indirect, punitive or special damages (including loss of profits, data, business or goodwill), regardless of the legal theory advanced or of any notice given as to the likelihood of any damages.  The Company’s recourse with respect to any liability or obligation of Athena hereunder shall be limited to the assets of Athena, and the Company shall have no recourse against, and shall bring no claim against, any officer or employee of Athena or any of the assets thereof. Similarly, Athena’s recourse with respect to any liability or obligation of the Company hereunder shall be limited to the assets of the Company, and Athena shall have no recourse against and shall bring no claim against any director, officer or employee of the Company or any of the assets thereof.

7.

Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement or the services provided by Athena pursuant hereto (including any matter involving any parent subsidiary, affiliate, successor in interest, or agent of the Company or of Athena) shall be submitted first to voluntary mediation, and if mediation is not successful, then to binding arbitration in accordance with the dispute resolution procedures set forth in ”Exhibit C – Dispute Resolution Procedures”.  Judgment on any arbitration award may be entered in any court having proper jurisdiction.

8.

Governing Law.  The validity, construction, interpretation, and enforcement of this Agreement are governed by, and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely in that state, excluding any laws of that state pertaining to the resolution of conflicts of laws with other jurisdictions.

Each of the Company and Athena agrees that any action or proceeding based hereon, or arising out of Athena’s engagement hereunder, shall be brought and maintained exclusively in the courts of the State of Florida located in the City of Tampa and County of Hillsborough or in the United States District Court for the Middle District of Florida – Tampa Division.  The Company and Athena each hereby irrevocably submits to the jurisdiction of the courts of the State of Florida located in the City of Tampa and County of Hillsborough or in the United States District Court for the Middle District of Florida – Tampa Division for the purpose of any action or proceeding as set forth above and irrevocably agrees to be bound by any judgment rendered thereby in connection with that action or proceeding.  Each of the Company and Athena hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any action or proceeding brought in any court referred to above and any claim that the action or proceeding has been brought in an inconvenient forum.

THE COMPANY (FOR ITSELF, ANYONE CLAIMING THROUGH IT OR IN ITS NAME, AND ON BEHALF OF ITS EQUITY HOLDERS) AND ATHENA EACH HEREBY IRREVOCABLY WAIVES ANY RIGHT HE, SHE, OR IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  THIS AGREEMENT MAY NOT BE ASSIGNED BY EITHER PARTY WITHOUT THE PRIOR WRITTEN CONSENT OF THE OTHER PARTY.

9.

Miscellaneous.  Athena’s engagement hereunder may be terminated by either the Company or Athena at any time upon written notice to that effect to the other party, it being understood that the provisions of (a) paragraph 4 above relating to the payment of fees and expenses, the right to receive indemnification and contribution, and ”good faith” negotiation with respect to certain future transactions that may be undertaken by the Company; (b) paragraph 5 (d) relating to documentation to be provided by the Company to Athena; (c) paragraph 7 relating to dispute resolution; (d) paragraph 8 relating to governing law; and (e) this paragraph 9 will survive any termination, expiration or supersession of this Agreement.

In addition, if the Company terminates the Agreement prior to the end of the original Authorization Period, the Company agrees to pay Athena the sum of $50,000 (in addition to fee earned to date) in recognition of the services provided to date.

The non-prevailing party shall pay all costs incurred by the prevailing party in enforcing its rights under this Agreement, including all attorneys’ fees, costs and expenses incurred in connection with all matters of interpretation, enforcement and collection, whether or not pursuant to litigation or arbitration or after demand for payment, and regardless of whether incurred before, during, or after trial, appellate, mediation, arbitration, bankruptcy, or judgment execution proceedings.

It is understood that Athena is being engaged hereunder solely to provide the services described above to the Company and that Athena is not acting as an agent or fiduciary of, and shall have no duties or liabilities to, the equity holders of the Company or any third party in connection with its engagement hereunder, all of which are hereby expressly waived.

The Company agrees that Athena may utilize the name of the Company in its capacity as a client of Athena to advance Athena’s business.  The Company’s name may be utilized in oral representations and written materials, including, but not limited to marketing materials and tombstone advertisements.

This Agreement, including every attachment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.  This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Athena and the Company.  If any provision of this Agreement is determined to be invalid or unenforceable in any respect, that determination will not effect that provision in any other respect or any other provision of this Agreement, which will remain in full force and effect.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Athena the enclosed duplicate copy of this Agreement.

Very truly yours,
ATHENA CAPITAL PARTNERS, INC.
By
CEO and President

Accepted and Agreed to as of

the date first written above:

DNAPrint Genomics, Inc.

By ________________________

Richard Gabriel

    CEO

Exhibit A

Carve Outs

•

The Wall Street Group (TWSG) – Agreement dated September 30, 2004 calls for the Company to pay TWSG 3% of any fund raised by sources introduced by TWSG. Athena agrees that its fees outlined in Section 4 above will be reduced by the 3% to be paid to TWSG for all sales of Equity Securities. For Debt Financing and M&A Transactions (not covered by TWSG engagement letter) Athena will be paid its full fee.

•

M. J. Segal & Associates (Segal) – Section 6 of the Non-Circumvention and Finders Fee Agreement dated August 17, 2006 calls for the Company to pay fees to Segal as follows:

10%

of the first

$1,000,000 plus

  9%

of the next

$1,000,000 plus

  8%

of the next

$1,000,000 plus

  7%

of the next

$1,000,000 plus

  6%

of the next

$1,000,000 plus

  5%

of all amounts over $5,000,000

Athena’s would receive a fee of 5% on any Segal contact. This amount would be paid by the Company in addition to the fees paid to Segal. There are Targets on the Segal list (Vencom is an example) that were already on Athena’s approved target list. The Company agrees to negotiate with Athena and Segal in good faith to arrive at a fee arrangement that may be more acceptable to Athena.

•

Transaction negotiated with German and Swiss companies and banks that have been handled primarily by the Company.

•

Other – Athena agrees to negotiate, in good faith, a reduction in its fees, in situations where Transactions are contemplated, handled and closed primarily by the Company with little or no involvement from Athena, if the Company discusses such Transactions with Athena and arrives at a mutually agreeable fee arrangement prior to the closing of such transaction.

Exhibit B

Escrow Agreement

This Escrow Agreement (this "Agreement") is executed by DNA Print Genomics, Inc. and any of its subsidiaries and affiliates (hereinafter referred to collectively as the “Company”), Athena Capital Partners, Inc. ("Athena"), a Florida corporation, and The Palm Bank (the “Escrow Agent”), a Florida state bank, to record their agreement regarding the receipt, retention, and disbursement of certain escrow funds. The parties agree as follows:

1.

Defined Terms. Unless otherwise defined in this Agreement, the capitalized terms in this Agreement have the respective meanings ascribed to them in the Engagement Letter executed by Athena and the Company on [_____________, 2007] (the "Engagement Letter”), and the definitions of those terms in the Engagement Letter are incorporated by reference in this Agreement.

2.

Purpose. Pursuant to the Engagement Letter, Athena and the Company have agreed to contribute to the Escrow Agent certain payments from Investors to be received over time in accordance with the terms of the Engagement Letter (the "Payments”). Athena and the Company desire to appoint The Palm Bank as the Escrow Agent to receive, hold, and disburse the Payments in accordance with this Agreement.

3.

Appointment of Escrow Agent. Athena and the Company appoint The Palm Bank, with full power of substitution, as the Escrow Agent to receive, hold, and disburse the Payments in accordance with the terms and conditions of this Agreement, and The Palm Bank accepts that appointment.

4.

Escrow. Upon their execution of this Agreement, each of Athena and the Company agrees to use its reasonable commercial efforts to deliver to the Escrow Agent each of the Payments. The Escrow Agent shall accept, retain and disburse the Payments in accordance with this Agreement and shall account for the Payments in a separate escrow account identified as the [DNA Print Genomics, Inc. Escrow Account] (the “Escrow Account”) or by a similar description.

5.

Investment of Payments. Pending disbursement pursuant to this Agreement, the Escrow Agent shall invest the Payments in an interest-bearing account. The Escrow Agent shall disburse at least on an annual basis all interest earned on the principal amount of the Payments. All references in this Agreement to the "Payments" include all interest earned on them while they are held by the Escrow Agent.

6.

Application of Payments. The Escrow Agent shall accept, hold, and disburse the Payments in accordance with the following escrow instructions:

(a)

Within three to five banking days of the receipt of any Payment, the Escrow Agent shall disburse to Athena and the Company, as appropriate, in accordance with the terms set forth in the Engagement Letter, proceeds in the Escrow Account as follows: (i) __% of the Aggregate Consideration to Athena; (ii) fees and expenses to Athena or the Escrow Agent; and (iii) the remainder to the Company.  The Escrow Agent shall make the disbursement on its own initiative without further instruction from Athena or the Company.

(b)

Payments shall be made to Athena and the Company by wire transfer.

(c)

The Escrow Agent shall notify Athena and the Company of the total amount of disbursements simultaneously with each disbursement of the Payments.

(d)

The Company shall authorize Escrow Agent to send a copy of the monthly statement for the Escrow Account to Athena.

(e)

The Company hereby authorizes Athena, at all times, to make inquiries to the Escrow Agent by telephone, email, or any other form of communication as to the status of amounts in the Escrow Account, pending disbursements, previous disbursements and related matters.

Any dispute between Athena and the Company regarding the application of the Payments will be deemed to be conclusively resolved by any written agreement between them or, failing agreement, by a written arbitration award of an arbitrator selected in accordance with the Attachment to the Engagement Letter or by final adjudication of the dispute by a court having jurisdiction over it. All Payments disbursed by the Escrow Agent in accordance with this section will be owned by the recipient free and clear of all claims of any other party to this Agreement.

7.

Escrow Agent Reliance. The Escrow Agent may rely conclusively on any of the following:

(a)

Any written agreement or joint or concurring written instructions of Athena and the Company concerning the disposition or application of the Payments;

(b)

A written arbitration award of an arbitrator selected in accordance with the Engagement Letter that establishes the entitlement of Athena or the Company to a portion of the Payments; and

(c)

Any final order of a court of competent jurisdiction that establishes the entitlement of

Athena or the Company to the Payments.

8.

Termination of Escrow. On the Escrow Agent's application and disbursement of all Payments that will be received by it under the Engagement Letter, the escrow created under this Agreement will terminate, and the Escrow Agent will be released from all further responsibility.  [The termination of this Agreement will be not later than January 31, 2009.]

9.

Indemnity and Reimbursement. Athena and the Company jointly and severally shall reimburse the Escrow Agent, upon demand, for all costs and expenses that it reasonably incurs in connection with its duties under this Agreement or in connection with any interpleader or other legal proceeding (including mediation and arbitration) arising out of this Agreement. In addition, Athena and the Company jointly and severally shall indemnify, hold harmless, and (on demand) defend the Escrow Agent to the fullest extent permitted by law (including advancement of litigation defense costs) from all cost, loss, damage, expense, and liability (including legal fees and expenses and amounts paid in settlement) suffered or incurred by it in connection with, or arising out of, its services as the Escrow Agent under this Agreement, including all costs and expenses attributable to a suit or proceeding for or in the nature of interpleader brought by or against the Escrow Agent. The Escrow Agent may withdraw from the Payments any amount owed to it under this Agreement that has not been paid within 30 calendar days after it submits an itemized statement to Athena and the Company to reimburse itself for those costs, expenses, and liabilities. Notwithstanding the joint and several liability of Athena and the Company to the Escrow Agent, Athena and the Company will have a right of contribution against each other based on their comparative fault. If none is at fault, their liability to the Escrow Agent will be equally apportioned between them, and each may recover from the other any amount paid in excess of that amount.

10.

Escrow Agent Responsibilities. The Escrow Agent executes this Agreement solely for the purpose of accepting the escrow created by this Agreement and pursuant to the Engagement Letter, on the terms and conditions set forth in this Agreement, and undertakes to perform the duties, but only the duties, specifically set forth in this Agreement. The Escrow Agent is not required to secure the performance of its duties by bond or otherwise. Athena and the Company release the Escrow Agent from all liability for any special, punitive, incidental, consequential, or other damages or obligations to them for any act or omission (including its own negligence) by the Escrow Agent or any of its agents, partners, or employees in good faith in the exercise of its or their best judgment and in a manner reasonably believed by it or them to be authorized or within the duties, rights, powers, privileges, or direction conferred on the Escrow Agent by this Agreement, except for theft, gross negligence, or deliberate misconduct. Without limiting the generality of the foregoing, the responsibilities of the Escrow Agent are further defined, limited, and qualified by the following:

(a)

The duties and obligations of the Escrow Agent will be determined by the express provisions of this Agreement, and this Agreement is not to be interpreted or construed to impose on the Escrow Agent any implied duties, covenants, or obligations;

(b)

The Escrow Agent may execute any of its rights, powers, or responsibilities under this Agreement either directly or by or through its directors, employees, or attorneys, and it will not be liable for any error of judgment made in good faith by an authorized director, partner, employee, or attorney of it, unless it is proven that the Escrow Agent was grossly negligent in ascertaining the pertinent facts or in employing or supervising the agent, shareholder, employee, or attorney;

(c)

The Escrow Agent will not be liable to any person with respect to any action taken, suffered, or omitted by it in accordance with this Agreement, a court order, or written joint or concurring instructions signed by Athena and the Company or an order issued by a court of competent jurisdiction;

(d)

The Escrow Agent may rely on any document given to it pursuant to this Agreement without verifying the authenticity of it, the genuineness of any signature on it, or the authority of the person signing the document or purporting to give it to the Escrow Agent, and the Escrow Agent is not obligated to examine or pass upon the validity, execution, binding effect, or sufficiency of either this Agreement or any amendment or supplement to it;

(e)

The Escrow Agent, after consultation with Athena and the Company and others, as appropriate, regarding substantive issues and costs, may consult with and seek the advice of legal counsel, independent certified public accountants, and other experts of its choice whenever it deems it necessary with respect to actions to be taken or omitted by it as the Escrow Agent and may pay those persons reasonable compensation, for which Athena and the Company jointly and severally shall reimburse the Escrow Agent on demand as set forth above;

(f)

The Escrow Agent will be free from any liability when acting in good faith in accordance with any written advice or opinion received from legal counsel, an independent certified public accountant, or other expert rendering advice or an opinion within his area of expertise;

(g)

Nothing in this Agreement imposes on the Escrow Agent any liability to any person as a result of any failure of the Escrow Agent to qualify to do business or to act as a fiduciary in any jurisdiction;

(h)

The Escrow Agent does not have any duty to make any inquiry, determination, or verification with respect to the performance by Athena or the Company of any provision of the Engagement Letter; and

(i)

The Escrow Agent does not have any duty to give the Payments held in escrow by it under this Agreement any greater degree of care than it gives its own similar property, and the Escrow Agent makes no representation as to the value, validity, genuineness, or collectibility of any security or other document or instrument delivered to it.

11.

Escrow Controversy. If a controversy arises before, during, or after the term of this Agreement with respect to the Payments or the application of those funds, the Escrow Agent may do either or both of the following: (a) withhold further performance by it under the escrow instructions set forth in this Agreement until the controversy is resolved to its satisfaction; or (b) commence or defend any action or proceeding for or in the nature of interpleader. If a suit or proceeding for or in the nature of interpleader is brought by or against it, the Escrow Agent may deliver all funds held by it under this Agreement into the registry of the court and thereupon will be released and discharged from all further obligations and responsibilities under this Agreement.

12.

Resignation and Replacement. The Escrow Agent may resign at any time upon 30 calendar days' advance notice to Athena and the Company, and Athena and the Company may terminate the agency of the Escrow Agent at any time, with or without cause, by notice to the Escrow Agent. If the Escrow Agent resigns, is terminated by Athena and the Company, or ceases for any other reason to serve as the escrow agent under this Agreement, Athena and the Company may appoint a successor agent. If Athena and the Company do not appoint a successor Escrow Agent, or if the appointed successor Escrow Agent does not accept that appointment within 15 calendar days after the effective date of the retiring Escrow Agent's resignation or termination, the retiring Escrow Agent may appoint, following consultation with Athena and the Company, a successor Escrow Agent on behalf of Athena and the Company to serve as the Escrow Agent under this Agreement. Upon acceptance of its appointment as the Escrow Agent under this Agreement, a successor Escrow Agent will succeed to, and become vested with, all the rights, duties, powers, and privileges of the retiring Escrow Agent, and the retiring Escrow Agent will be discharged from its duties and obligations under this Agreement. This Agreement, and the escrow of the Payments pursuant to it, will not terminate or cease to be effective for want of an Escrow Agent.

13.

Notices. Each notice, demand, consent, request, approval, and other communication required or permitted by this Agreement (whether or not this Agreement expressly states that it must be in writing) will be valid only if it is in writing and delivered personally or by telecopy, commercial courier, or first class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is requested or received by the sender), and addressed by the sender to the other party as follows:

(i)

If to Athena:

3281 Landmark Drive

Clearwater, Florida 33761

Fax: (727) 772-0095

(ii)

If to DNA Print Genomics, Inc.:

1621 W. University Parkway

Sarasota, FL  34243

(iii)

If to Escrow Agent:

612 South Dale Mabry Highway

Tampa, Florida 33609

Fax: (813) 874-1292

Attention: Mark Lopez

or to such other address as the intended recipient designates by written notice to the sender that is given in accordance with this section. A validly given notice, demand, consent, request, approval, or other communication will be effective on the earlier of its receipt, if delivered personally or by telecopy or commercial courier, or on the fifth day after it is postmarked by the United States Postal Service, if delivered by first class, postage prepaid, United States mail. Each party promptly shall notify the other of any change in its mailing address.

14.

Amendment and Assignment. An amendment or modification of this Agreement or any provision of it will be valid and effective only if it is in writing and signed by each party to this Agreement. A party to this Agreement may not assign its rights under this Agreement without the consent of each other party.

15.

Legal Proceedings. Athena, the Company, and the Escrow Agent (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction over Pinellas and Hillsborough Counties, Florida, (b) stipulate that the proper, exclusive, and convenient venues for all legal proceedings arising out of this Agreement are Hillsborough County, Florida, for a state court proceeding, and the United States District Court for the Middle District of Florida-Tampa-Division for a federal court proceeding, and (c) waive any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, or the United States District Court for the Middle District of Florida-Tampa-Division is an improper or inconvenient venue. In any mediation, arbitration, or legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending; or prosecuting any claim arising out of this Agreement, including all fees, costs, and expenses of experts, attorneys, witnesses, collection agents, and supersedes bonds, whether incurred before or after demand or commencement of legal proceedings, and whether incurred pursuant to trial, appellate, mediation, arbitration, bankruptcy, administrative, or judgment-execution proceedings.

16.

Execution in Counterparts. This Agreement may be executed in counterparts. Each executed counterpart will constitute an original document, and all of them, together, will constitute the same agreement. This Agreement will become effective when each party has executed a counterpart of it.

EXECUTED:  ____________________, 2007, in Tampa, Florida.

WITNESS:		“ATHENA”
ATHENA CAPITAL PARTNERS, INC.
Print Name:

	By:	/s/ Kevin Cimino
Print Name:	Name:	Kevin Cimino
	Title:	CEO

WITNESS:		“DNA Print Genomics, Inc.”

Print Name:

	By:	/s/ Richard Gabriel
Print Name:	Name:	Richard Gabriel

Title:	CEO & President

WITNESS:		“ESCROW AGENT” THE PALM BANK

Print Name:

By:
Print Name:	Name:
Title:

Exhibit C

Dispute Resolution Procedures

The following procedures shall be used to resolve any controversy or claim (“dispute”) as provided in our agreement dated ___________ __, 200_ (the “Agreement”).  If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and binding on the parties to the fullest extent permitted by law.

Mediation

A dispute shall be submitted to mediation by written notice to the other party or parties.  In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations.  The mediator will be selected by agreement of the parties.  If the parties cannot otherwise agree on a mediator, one will be appointed by the American Arbitration Association (“AAA”).  However, any mediator appointed by the AAA must be acceptable to all parties.

The mediation will be conducted as specified by the mediator and agreed upon by the parties.  The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute.

The mediation will be treated as a settlement discussion and therefore will be confidential.  The mediator may not testify for either party in any later proceeding relating to the dispute.  No recording or transcript shall be made of the mediation proceedings.

Each party will bear its own costs in the mediation.  The fees and expenses of the mediator will be shared equally by the parties.

Arbitration

If a dispute has not been resolved within 90 days after the written notice beginning the mediation process (or a longer period, if the parties agree to extend the mediation), the mediation shall terminate and the dispute will be settled by arbitration.  The arbitration will be conducted in accordance with the procedures in this document and the Arbitration Rules for Professional Accounting and Related Services Disputes of the AAA (“AAA” Rules).  In the event of a conflict, the provisions of this document will control.

The arbitration will be conducted before a panel of three arbitrators, regardless of the size of the dispute, to be selected as provided in the AAA Rules.  Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators.  No potential arbitrator may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures.

Unless provided otherwise in the Agreement, the arbitrators may not award non-monetary or equitable relief of any sort.  They shall have no power to award (i) damages inconsistent with the Agreement or (ii) punitive damages or any other damages not measured by the prevailing party’s actual damages, and the parties expressly waive their right to obtain those damages in arbitration or in any other forum.  In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a federal court deciding the matter in the same jurisdiction.

No discovery will be permitted in connection with the arbitration unless it is expressly authorized by the arbitration panel upon a showing of substantial need by the part seeking discovery.

All aspects of the arbitration shall be treated as confidential.  Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements.  Before making any disclosure regarding the arbitration, a party shall give written notice to all other parties and shall afford those parties a reasonable opportunity to protect their interests.

The results of the arbitration will be binding on the parties, and judgment on the arbitrators’ award may be entered in any court having jurisdiction.